Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM F-1

(Form Type)

Babylon Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Class A Ordinary Shares	Other	3,420,489(2)	$2.63(3)	$8,995,886.07	0.0000927	$833.92
Total Offering Amounts				—	$8,995,886.07	—	$833.92
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$833.92

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional of the registrant’s Class A Ordinary Shares that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of the registrant’s outstanding Class A Ordinary Shares, as applicable.

(2)

Includes (i) 3,412,107 Class A Ordinary Shares issued as consideration to the shareholders of higi SH Holdings Inc. (“Higi”) in connection with the Registrant’s acquisition of Higi pursuant to that certain Second Amended and Restated Agreement and Plan of Merger, dated as of October 29, 2021, by and among Higi, the registrant, Babylon Acquisition Corp. and Shareholder Representative Services LLC, and (ii) 8,382 Class A Ordinary Shares previously issued upon exercise of options under the registrant’s equity compensation plans.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low trading prices of the Class A Ordinary Shares on the New York Stock Exchange on April 22, 2022, which date is within five business days prior to filing this Registration Statement.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.